EXHIBIT 77C:
Submission of Proposals to a Vote of Shareholders
The annual meeting of shareholders of the Fund was held on June 2, 2017. The following is a summary of the proposals submitted to shareholders for a vote at the meeting and the votes cast.

Proposal 1
Votes For
Votes
Withheld
To elect Dr. Bob Froehlich as
a Class II Trustee of the
Fund, to serve for a three-
year term expiring at the
2020 Annual Meeting.
9,723,725
194,884
To elect Timothy K. Hui as a
Class II Trustee of the Fund,
to serve for a three-year term
expiring at the 2020 Annual
Meeting.
9,673,162
245,447

In addition to the two Trustees who were elected at the annual meeting, as noted above, the following other
Trustees continued in office after the Funds annual meeting: John Honis, Ethan Powell and Bryan Ward.

Proposal 2
Votes For
Votes
Against
Votes
Abstained
To approve a change
to the Funds
fundamental policy
regarding
concentration.
7,678,999
232,680
106,496

Exhibit to NHF N-SAR

Exhibit to NHF N-SAR
Information Classification: Limited Access


Information Classification: Limited Access